PATRIOT TRANSPORTATION HOLDING, INC./NEWS

Contact:           Matt McNulty

                       Chief Financial Officer                                                                             904/858-9100

PATRIOT TRANSPORTATION HOLDING, INC. ANNOUNCES RESULTS FOR

THE FOURTH QUARTER AND FISCAL YEAR 2020

Patriot Transportation Holding, Inc. (NASDAQ-PATI) Jacksonville, Florida; December 2, 2020

Fourth Quarter Operating Results

The Company reported net income of $549,000, or $.16 per share, compared to $194,000, or $.06 per share, in the same quarter last year.

Transportation revenues (excluding fuel surcharges) were $20,312,000, down $3,543,000 due to lower miles versus the same quarter last year. Revenue miles were down 1,579,000 miles, or 18.6%, over the same quarter last year primarily due to the COVID-19 pandemic, the downsizing of certain customer business due to inadequate freight rates and the closure of our Wilmington terminal on April 25, 2020. Transportation revenue per mile was up $.13, or 4.6%, due to an improved business mix and rate increases. Fuel surcharge revenue was $1,054,000, down $1,219,000, or $.12 per mile, from the same quarter last year.

Compensation and benefits decreased $2,202,000, mainly due to lower company miles and reduced driver training and minimum pay expense. Gross fuel expense decreased $1,387,000, or $.11 per mile, due to lower company miles and lower cost per gallon. Repair and tire expense decreased $365,000 due to lower miles this quarter. Insurance and losses decreased $398,000, primarily due to favorable closure of prior year worker’s compensation claims and lower health care claims. Depreciation expense was down $169,000 in the quarter as we continue to reduce our fleet size to meet our business levels. Gain on disposition of assets was $100,000 this quarter versus $216,000 in the same quarter last year. SG&A expense was lower by $369,000 due primarily to a $190,000 gain on the Danfair transaction and other cost reductions.

As a result, operating profit this quarter was $761,000, compared to $156,000 in the same quarter last year. Operating ratio was 96.4 this quarter versus 99.4 in the same quarter last year.

Operating Results for Fiscal year 2020

The Company reported net income of $257,000, or $.08 per share, compared to net income of $1,763,000, or $.53 per share, in the same period last year. Net income in the prior year included $634,000, or $.19 per share, from gains on real estate sales.

Transportation revenues (excluding fuel surcharges) were $82,503,000, down $15,776,000 on 7,236,000 fewer miles primarily due to the COVID-19 pandemic, the downsizing of certain customer business due to inadequate freight rates, and the closure of our Charlotte terminal in May, 2019 and our Wilmington terminal on April 25, 2020. Transportation revenue per mile

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was up $.14, or 5.1%, due to an improved business mix and rate increases. Fuel surcharge revenue was $6,210,000, down $4,227,000, or $.07 per mile, from the same period last year.

Compensation and benefits decreased $8,123,000 mainly due to lower company miles and lower driver training and minimum pay expense. Gross fuel expense decreased $5,508,000, or $.08 per mile, due to lower company miles and lower cost per gallon. Repair and tire expense decreased $1,433,000 due to reduced miles this year. Insurance and losses decreased $786,000, but were up $.04 per mile, primarily due to higher premiums on risk insurance and several high cost health claims in the first six months of this fiscal year. Gain on disposition of assets was $774,000 this period versus $1,657,000 in the same period last year which included (i) a gain of $866,000 on a land sale and (ii) a gain of $231,000 on a hurricane related insurance settlement.

As a result, operating profit was $243,000 compared to $1,979,000 in the same period last year. Operating ratio was 99.7 versus 98.2 last year.

Summary and Outlook

Fiscal 2020 began with the downsizing of approximately $6 million in revenue between October and December as the Company was not willing to continue hauling certain business at inadequate freight rates. While we went to work reducing fixed expenses as the revenues were declining, there is an inherent lag in timing to sell equipment and reduce other overhead which led to poor financial results in the first half of the year. During those months, we began to gain driver capacity in our network we were heavily focusing our sales efforts to gain meaningful volume with customers with whom we felt we could partner at good freight rates. As we headed into February, we were making meaningful gains in cost reductions, added volume and transportation rate per mile and were projecting an improvement in profitability.

Beginning in mid-March, due to the initial impacts from COVID-19 which included a 35-40% drop in petroleum volumes, our focus shifted to managing the business through the crisis, dealing with reduced volumes and the formulation and implementation of a further cost reduction program. We experienced a very difficult April due to significantly reduced volumes. However, excluding a few markets that lagged behind longer, volumes began to incrementally improve in May and June and by July had stabilized at ~5-15% below pre-COVID levels and remained fairly consistent throughout the remainder of the fiscal year. The many steps we took to reduce costs throughout the year, coupled with strong insurance results, resulted in a profit during both the 3rd and 4th quarters.

We certainly expect many challenges to continue as we head into fiscal 2021. The driver shortage and turnover remains our biggest challenge and we are exploring several opportunities focused specifically on reducing turnover. As expected, our fiscal 2021 risk insurance renewal was very challenging, and we ended up with a significant percentage increase in overall premium. With regards to rates and business mix, we will continue to focus on customers willing to adequately compensate us for our services while seeking new opportunities for diversification with like-minded customers.

Our balance sheet remains solid with $16 million of cash and cash equivalents as of September 30, 2020, versus $13.6 million on June 30, 2020, and no outstanding debt. We did order seven (7) new food grade trailers to be used on a new opportunity hauling spring water starting this winter. This will mark the first opportunity we have contracted in the food grade segment and we are excited to see if we can grow with this new customer. We are continuing to manage

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through the day to day impacts of the virus but are also refocusing our efforts back to growing our business with both new and existing customers with whom we feel can partner long term. Product diversification is becoming more of a factor in our strategic initiatives and we are expanding the reach of our sales team to help us find more opportunities in the dry bulk, chemical and food grade markets.

Impact of the COVID-19 Pandemic

The COVID-19 pandemic continues to have an impact on demand for oil and petroleum products. Volume declines due to COVID-19 vary by market but management estimates the current range to be ~5-15% below historical demand across our network mainly due to reduced travel, work/school from home programs and occupancy limitations at certain entertainment venues. As an essential business, we have continued to operate throughout the pandemic in accordance with CDC guidance and orders issued by state and local authorities.

Conference Call

The Company will host a conference call on December 2, 2020 at 3:00 PM (EST). Analysts, shareholders and other interested parties may access the teleconference live by calling 1-877-407-0778 domestic or international at 1-201-689-8565. Computer audio live streaming is available via the Internet through the Company’s website at www.patriottrans.com at the Investor Relations tab or https://www.webcaster4.com/Webcast/Page/2058/38651. An audio replay will be available for sixty (60) days following the conference call by dialing toll free 1-877-481-4010 domestic or international 1-919-882-2331 then enter pass code 35651. An audio archive can be accessed through the Company’s website at www.patriottrans.com on the Investor Relations tab or at https://www.webcaster4.com/Webcast/Page/2058/38651.

Investors are cautioned that any statements in this press release which relate to the future are, by their nature, subject to risks and uncertainties that could cause actual results and events to differ materially from those indicated in such forward-looking statements. These include the impact of the COVID-19 pandemic on our revenues, operations and financial condition; general economic conditions; competitive factors; political, economic, regulatory and climatic conditions; driver availability and cost; the impact of future regulations regarding the transportation industry; freight demand for petroleum product and levels of construction activity in the Company's markets; fuel costs; risk insurance markets; pricing; energy costs and technological changes. Additional information regarding these and other risk factors and uncertainties may be found in the Company’s filings with the Securities and Exchange Commission.

Patriot Transportation Holding, Inc. is engaged in the transportation business. The Company’s transportation business is conducted through Florida Rock & Tank Lines, Inc. which is a Southeastern transportation company engaged in the hauling of liquid and dry bulk commodities.

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PATRIOT TRANSPORTATION HOLDING, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

(In thousands)

	THREE MONTHS ENDED		TWELVE MONTHS ENDED
	SEPTEMBER 30,		SEPTEMBER 30,
	2020	2019	2020	2019
Revenues:
Transportation revenues	$20,312	23,855	$82,503	98,279
Fuel surcharges	1,054	2,273	6,210	10,437
Total revenues	21,366	26,128	88,713	108,716

Cost of operations:
Compensation and benefits	9,472	11,674	39,426	47,549
Fuel expenses	2,150	3,537	10,297	15,805
Repairs & tires	1,436	1,801	5,940	7,373
Other operating	876	1,301	3,575	4,811
Insurance and losses	1,873	2,271	8,640	9,426
Depreciation expense	1,779	1,948	7,383	7,870
Rents, tags & utilities	711	835	2,933	3,406
Sales, general & administrative	2,007	2,376	8,936	9,884
Corporate expenses	401	445	2,114	2,270
Gain on disposition of PP&E	(100)	(216)	(774)	(1,657)
Total cost of operations	20,605	25,972	88,470	106,737

Total operating profit	761	156	243	1,979

Interest income and other	4	116	135	446
Interest expense	(8)	(7)	(31)	(32)

Income before income taxes	757	265	347	2,393
Provision for income taxes	208	71	90	630

Net income (Loss)	$549	194	$257	1,763

Unrealized investment gains, net	—	(5)	—	14
Loss on retiree health, net	(18)	(51)	(18)	(51)
Reclassification adjust for net investment gains realized in net income	—	—	(5)	—

Comprehensive income	$531	138	$234	1,726

Earnings per common share:
Net Income (loss) -
Basic	$0.16	0.06	0.08	0.53
Diluted	$0.16	0.06	0.08	0.53

Number of shares (in thousands) used in computing:
-basic earnings per common share	3,377	3,349	3,369	3,342
-diluted earnings per common share	3,377	3,350	3,370	3,343

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PATRIOT TRANSPORTATION HOLDING, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In thousands)

	September 30,	September 30,
	2020	2019
Assets
Current assets:
Cash and cash equivalents	$15,962	21,216
Accounts receivable (net of allowance for doubtful
accounts of $87 and $133, respectively)	5,005	6,588
Federal and state taxes receivable	—	290
Inventory of parts and supplies	903	949
Prepaid tires on equipment	1,414	1,616
Prepaid taxes and licenses	522	536
Prepaid insurance	2,444	2,895
Prepaid expenses, other	291	334
Total current assets	26,541	34,424

Property, plant and equipment, at cost:
Land	2,782	2,597
Buildings	5,878	5,847
Equipment	74,544	82,888
	83,204	91,332
Less accumulated depreciation	52,805	57,765
	30,399	33,567

Operating lease right-of-use assets	2,964	—
Goodwill	3,637	3,431
Intangible assets, net	957	701
Other assets, net	171	170
Total assets	$64,669	72,293

Liabilities and Shareholders' Equity
Current liabilities:
Accounts payable	$2,679	3,184
Federal and state taxes payable	284	—
Accrued payroll and benefits	3,156	3,906
Accrued insurance	1,210	1,339
Accrued liabilities, other	1,281	398
Operating lease liabilities, current portion	1,065	—
Total current liabilities	9,675	8,827

Operating lease liabilities, less current portion	2,073	—
Deferred income taxes	5,087	6,237
Accrued insurance	1,886	1,339
Other liabilities	900	1,093
Commitments and contingencies (Note 11)
Shareholders' equity:
Preferred stock, 5,000,000 shares authorized,
of which 250,000 shares are designated Series A
Junior Participating Preferred Stock; $0.01 par
value; none issued and outstanding	—	—
Common stock, $.10 par value; (25,000,000 shares authorized;
3,377,279 and 3,351,329 shares issued and outstanding, respectively	338	335
Capital in excess of par value	38,670	38,099
Retained earnings	5,935	16,235
Accumulated other comprehensive income, net	105	128
Total shareholders' equity	45,048	54,797
Total liabilities and shareholders' equity	$64,669	72,293